MORRIS, DAVIS & CHAN LLP Certified Public Accountants
Exhibit 1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-72672) of Chevron Corporation filed with the Securities and Exchange Commission of our report dated May 26, 2006 relating to the financial statements and supplemental schedules included in the Annual Report on Form 11-K of the ChevronTexaco Employee Savings Investment Plan as of December 31, 2005 and for the year then ended.
June 12, 2006
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